EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Julie Parenzan	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces Second Quarter 2009 Financial Results
PLANO, Texas — July 23, 2009 — Interphase Corporation (NASDAQ: INPH), a leading global provider of building blocks, subsystems, and gateway appliance solutions for converged communications networks, today reported financial results for its second quarter ended June 30, 2009.
Revenues for the second quarter of 2009 were $8.1 million, representing a 22% increase over revenues for the second quarter of 2008 of $6.7 million. Revenues in the quarter were primarily driven by broadband telecom revenues, which rose approximately 17% to $7.2 million in the second quarter of 2009 compared to $6.2 million for the second quarter of 2008. Professional Services revenues increased to $257,000 compared to $21,000 on a year to year basis. Gross margin for the second quarter of 2009 was 55% compared to 47% for the second quarter of 2008. The increase in gross margin percentage was primarily due to a revenue mix shift toward higher margin products and improved utilization of the manufacturing facility. The company reported a second quarter 2009 net income of $74,000, or $0.01 per fully diluted share compared to a net loss of $1.2 million, or ($0.18) per share in the second quarter of 2008.
“I am very pleased that the momentum from the first quarter has continued into our second quarter, although our product mix in the second quarter did have a significant effect on our overall profitability” said Gregory B. Kalush, CEO and President of Interphase. “Our efforts to penetrate Tier 2 and Tier 3 accounts are starting to pay off as we have seen increasing RFQ and bid activity as well as revenue growth from these segments during the quarter.”
For the first six months of 2009, revenues increased 17% to $16.5 million, compared to $14.1 million for the first six months of 2008. Gross margin increased to 57% for the six months ended June 30, 2009, compared to 53% for the same period in 2008. The company reported a net income for the first six months of 2009 of $781,000, or $0.11 per fully diluted share compared to a net loss of $1.7 million, or ($0.26) per share for the first six months of 2008. The company’s balance sheet continues to be strong with a working capital position of $26.8 million, including cash and marketable securities of $20.6 million on June 30, 2009.

About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) delivers robust building blocks, highly integrated subsystems and innovative gateway appliances that provide network connectivity, content management, and packet processing for key applications in the wireless and wireline converged communications network. Incorporated in 1977, Interphase built its reputation providing advanced, high-speed input/output (I/O) solutions for telecom and enterprise applications and has established a key leadership role in bringing next generation AdvancedTCA® (ATCA), AdvancedMC™ (AMC), PCI-x, PCI-e, and custom solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase clients include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Hewlett Packard, Nokia-Siemens Networks, Samsung, and Sun Microsystems. Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase, the Interphase logo, SlotOptimizer and iNAV are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2009	2008	2009	2008
Revenues	$8,120	$6,650	$16,541	$14,121
Gross margin	4,456	3,103	9,473	7,440
Research and development	1,930	2,514	3,955	5,384
Sales and marketing	1,625	1,246	3,099	2,745
General and administrative	1,097	1,078	2,285	1,986
Restructuring charge	—	38	—	403

Total operating expenses	4,652	4,876	9,339	10,518
(Loss) income from operations	(196)	(1,773)	134	(3,078)
(Loss) income before income tax	(121)	(1,628)	306	(2,467)
Net income (loss)	74	(1,161)	781	(1,689)
Net income (loss) per diluted share	$0.01	$(0.18)	$0.11	$(0.26)
Weighted average common and dilutive shares	6,926	6,538	6,834	6,543
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Jun. 30, 2009	Dec. 31, 2008
Cash and marketable securities	$20,564	$18,946
Accounts receivable, net	6,548	4,758
Inventories	2,673	2,329
Net property, plant and equipment	796	875
Total assets	33,355	31,248
Total liabilities	7,960	6,962
Total shareholders’ equity	$25,395	$24,286
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